The fourth quarter of 2010 and early 2011 have been very productive for PDL. We continued to increase our royalty revenues both quarter over quarter as well as year over year. In addition, over the course of the last couple of months, we resolved a number of legal matters related to our proprietary Queen et al. patents in the United States and in Europe.

Increased Royalty Revenue
Total revenue for the fourth quarter of 2010 was $76.1 million as compared with $58.3 million for the fourth quarter of 2009, an increase of 31 percent year over year. Revenue growth was driven largely by increased third quarter 2010 sales by our licensees of Avastin®, Herceptin®, Lucentis®, and Tysabri® for which PDL received royalties in the fourth quarter of 2010. The royalty payment from Genentech included royalties generated on both U.S. and ex-U.S. manufactured products and sales.

Sales of Avastin, Herceptin and Lucentis are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States. As a result of the tiering, royalties from Genentech are generally highest in the second calendar quarter of each year for sales occurring in the first calendar quarter when royalty rates are at the highest level.  Conversely, royalties from Genentech are generally lowest in the fourth and first calendar quarters of each year for sales occurring in the third and fourth calendar quarters when the tiered royalties are at their lowest. The net sales thresholds and the applicable royalty rates for product that is made or sold in the United States are outlined below:

Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Reported sales of Avastin, which is sold by Genentech in the United States and by Roche outside of the United States, increased nine percent in the third quarter of 2010 when compared to the same period in 2009. Roche recently reported that global sales of Avastin for advanced colorectal, breast, lung and kidney cancer, and for relapsed glioblastoma, rose eleven percent in the first nine months of 2010 driven by strong positive uptake of the product overall. Roche also reported that slower United States sales, especially in the third quarter, reflected regulatory and reimbursement uncertainty regarding the metastatic breast cancer indication. Contributing to increased Avastin royalties to PDL in the third quarter were sales of Avastin that was both manufactured and sold outside the United States. Ex-U.S. manufactured and sold Avastin sales represented 26 percent of total Avastin sales; there were no sales of ex-U.S. manufactured and sold Avastin prior to the fourth quarter of 2009.

Reported sales of Herceptin, which is sold by Genentech in the United States and by Roche outside of the United States, increased ten percent in the third quarter of 2010 when compared to the same period in 2009. Roche recently announced that global sales of Herceptin for HER2-positive breast cancer and advanced stomach cancer increased eight percent in the first nine months of 2010 driven by further penetration in the early and metastatic breast cancer settings, particularly in emerging markets. Additionally, Roche reported that sales continue to benefit from uptake in advanced HER2-positive stomach cancer in Europe and other markets. Also contributing to increased Herceptin royalties were sales of Herceptin that was both manufactured and sold outside the United States. Ex-U.S. manufactured and sold Herceptin sales represented 40 percent of total Herceptin sales in the third quarter of 2010 as compared with 22 percent in the third quarter of 2009.

Reported sales of Lucentis increased 31 percent in the third quarter of 2010 when compared to the same period in 2009. Lucentis is approved for the treatment of age-related macular degeneration in the United States and in Europe. Lucentis received approval for the treatment of macular edema following retinal vein occlusion in June 2010 in the United States as well as for diabetic macular edema in Europe in January 2011. Roche and Novartis recently reported that sales grew by 29 percent and 30 percent for the first nine months of 2010 in the United States and internationally, respectively.

Reported sales for Tysabri increased eleven percent in the third quarter of 2010 when compared to the same period in 2009. Biogen Idec recently announced that, at the end of December 2010, approximately 56,600 patients were on therapy worldwide, representing a sixteen percent increase over the approximately 48,800 patients who were on therapy at the end of December 2009 and that cumulatively 78,800 patients have been treated with Tysabri in the post-marketing setting.  Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.
The sales information presented above is based on information provided by PDL’s licensees in their quarterly reports to the Company as well as from public disclosures made by PDL’s licensees.

First Quarter 2011 Revenue Guidance
On March 7, 2011, we announced revenue guidance for the first quarter of 2011 of $83 million, as compared with actual results of $62 million for the first quarter of 2010, a projected 34 percent year-over-year increase. Included in first quarter revenue guidance is the $10 million settlement received from UCB Pharma S.A. (UCB) in January 2011 resolving all legal disputes between the two companies, including those relating to UCB's pegylated humanized antibody fragment, Cimzia®, and PDL's patents known as the Queen et al. patents. The forecasted growth is primarily driven by increased fourth quarter 2010 sales of Herceptin, Lucentis and Tysabri for which PDL receives royalties in the first quarter of 2011. Also contributing to the expected increase are increased royalties from sales of Avastin that was both manufactured and sold outside of the United States. The royalty payment received from Genentech included royalties generated on all worldwide sales.

Resolution of Challenges Against the Queen et al. Patents
At the beginning of the fourth quarter of 2010, we had a number of ongoing legal disputes regarding our Queen et al. patent portfolio. At this time, a majority of our legal matters have been concluded and are no longer a source of uncertainty for our stockholders.

Settlement with MedImmune
MedImmune is a company that paid us royalties on the net sales of their product Synagis® from 1998 through the end of 2009 totaling $286 million. In 2008, MedImmune filed a lawsuit against PDL challenging the validity of our patents.  In 2009, PDL counter-sued MedImmune for underpayment of royalties on sales outside the United States and for blocking our contractual right to have a third-party audit the accuracy of their payments to us. In January 2011, the U.S. District Court issued a summary judgment order deciding certain issues favorably and other issues adversely to PDL in its litigation with MedImmune. In February 2011, we entered into an agreement with MedImmune that resolved all of the legal disputes between the companies. This included all matters related to sales of MedImmune’s product Synagis and all matters related to PDL's Queen et al. patents.

Under the terms of the agreement, we paid MedImmune $65.0 million on February 15, 2011, and will pay an additional $27.5 million by February 10, 2012. In total, we will pay MedImmune $92.5 million. As part of the agreement, MedImmune agreed to stop all support, including financial backing of any party involved in the opposition of our European Patent No. 0 451 216B in the European Patent Office (EPO).

Settlement with UCB
In 2009, the U.S. Patent and Trademark Office (PTO) declared that two of the patents in our Queen et al. patent estate were similar to two patents in UCB Pharma S.A.’s (UCB) patent portfolio. In addition, UCB was an appellant in the EPO opposition. In February 2011, we reached an agreement with UCB to resolve all outstanding legal matters between the companies. Under the terms of this agreement, UCB paid us $10 million, which will be included in revenue for the first quarter of 2011. In addition, we agreed that we would not sue UCB for any royalties on sales of UCB’s product Cimzia® and UCB terminated pending patent interference proceedings with the PTO and their appeal in the EPO.

Settlement with Novartis
At the end of February 2011, we reached an agreement with Novartis. Under the terms of the agreement, we dismissed our claims against Novartis that had been filed in Nevada state court and Novartis withdrew its opposition appeal in the EPO. Also under the terms of the agreement, beginning in 2011, each quarter when Genentech pays us royalties on net sales of Lucentis by Novartis, we will pay to Novartis a portion of those royalties. It is important to note that the sum is not currently material and that we will never pay Novartis more than we are paid for net sales of Lucentis outside of the United States in any given quarter. This agreement does not impact our existing claims against Genentech and Roche in the Nevada state court filed in August 2010.

Acquisition of BioTransplant
In February 2011, we acquired BioTransplant, a bankrupt company, from the United States Bankruptcy Court for the District of Massachusetts. We acquired BioTransplant for the sole purpose of instructing BioTransplant’s representative to formally withdraw its opposition appeal in the EPO. Although the company was bankrupt, BioTransplant had been active before the EPO in opposition to PDL’s European patent. We believe that these activities, as well as payment of all legal fees, were funded by MedImmune.

Termination of European Opposition to European Patent
Because we settled our legal matters with UCB, MedImmune and Novartis, and acquired BioTransplant and subsequently withdrew BioTransplant’s appeal in the EPO, all of the active parties opposing the EPO’s 2007 decision upholding the validity of our European patent withdrew from the opposition. As a result, the EPO terminated the opposition proceeding completely. This means that the most recent decision of the EPO in this matter, the decision made by the EPO in 2007, will be the final decision. This is important for us because for the full year 2010, approximately 35 percent of our revenues were derived from sales of products that were made in Europe and sold outside of the United States.

Annual Legal Expenses
With the resolution of the legal matters just described, we expect our legal expenses will decrease significantly moving forward. For the year ended December 31, 2010, our total legal fees of $29.3 million represented 71 percent of total general and administrative expenses.  The concluded matters of Novartis, MedImmune, UCB, BioTransplant and EPO matters made up approximately 90 percent of those legal fees in 2010.

2011 Dividends
In February 2011, our board of directors adopted a regular dividend policy and declared a quarterly $0.15 dividend for 2011. The $0.15 dividends will be paid on March 15, June 15, September 15 and December 15 to all stockholders who own shares of PDL on March 8, June 8, September 8, and December 8, the Record Dates for each of the dividend payments, respectively. We made the change to quarterly dividends in response to requests from our stockholders and we believe this policy will benefit our stockholders by providing consistent returns on their investment.

Non-GAAP Earnings per Share
We report our earnings per share according to accounting principles generally accepted in the United States (GAAP). This quarter, we believe that providing financial information taking out certain one-time income and expense items may provide a more accurate picture of our ongoing business operations, when reviewed together with our GAAP financial information.

Removing the $92.5 million settlement with MedImmune which was recorded in 2010 as well as certain gains and losses resulting from our convertible notes transactions in 2009 and 2010, our earnings per diluted share for the full year 2010 increases from $0.54 to $0.97 and for the full year 2009, decreases net income per diluted share from $1.07 to $1.06.

Strengthening our Capital Structure
Throughout the year, we have been working to strengthen our capital structure and reduce the dilution associated with our convertible notes. During 2010, we reduced our total debt outstanding by $210 million from $728 million to $518 million and extended a $92 million of our convertible debt due in February 2012 to February 2015. Also, shares used to compute net income per diluted share decreased from 184.4 million shares to 178.8 million shares despite an addition of 3.2 million dilution shares because we have to increase the conversion ratio of our convertible notes when we pay dividends.

Licensed Product Development and Regulatory Updates
ACTEMRA®: Genentech/Roche/Chugai’s drug ACTEMRA (marketed as RoACTEMRA in Europe) is used to treat adults with moderately to severely active rheumatoid arthritis (RA) after at least one other medicine called a tumor necrosis factor (TNF) antagonist has been used and did not work well. In January 2011, the U.S. Food and Drug Administration (FDA) expanded the use of ACTEMRA so that it can be used to treat this same group of adults together with a drug called methotrexate before trying other medicines to improve physical function and prevent damage to the joints associated with RA.

AVASTIN®:  Genentech/Roche’s drug Avastin is approved for treatment of multiple cancers including advanced colorectal, lung, kidney and glioblastoma.  It was also approved under a special procedure known as accelerated approval for first line (first time) treatment of HER2-negative breast cancer.
There were a number of recent events regarding Avastin:

•
In December 2010, the FDA notified Roche/Genentech that it planned to take away Avastin’s approval for first line treatment for HER2-negative breast cancer.  Roche /Genentech submitted a request to the FDA for a court hearing on the matter and were subsequently granted a hearing date for June 28 and 29, 2011. In addition, FDA provided a complete response letter telling Roche/Genentech that they did not approve Avastin for second line (second treatment approach) treatment of HER2-negative breast cancer.

•
Also in December 2010, the European Medicines Agency narrowed, but did not take away, Avastin’s approval for first line treatment of HER2-negative breast cancer for use in combination with paclitaxel only.

•
In February 2011, Genentech reported positive results from a Phase 3 clinical trial that evaluated Avastin used with chemotherapy and then Avastin alone to treat recurrent ovarian cancer. The study showed that women who followed this treatment regimen lived longer without their cancer getting worse (called progression-free survival) compared to women who received chemotherapy alone.

•
Also in February 2011, the New England Journal of Medicine published positive results from a Phase 2 clinical study using Avastin injected directly into the eye (intravitreal) to treat the abnormal blood vessel development that is common in infants born prematurely (retinopathy of prematurity). Eye development in infants begins around three months of gestation and continues through beyond birth. When an infant is born prematurely, the normal eye development can be interrupted causing retinopathy. The study showed that injecting Avastin into the premature infant’s eye significantly reduced the recurrence of damage to the retina caused by the retinopathy when compared to the standard treatment of conventional laser therapy (6% vs. 26%).

LUCENTIS®:  Lucentis is a prescription medicine given by injection into the eye that is used to treat people that have a wet age-related macular degeneration (AMD), a condition that causes deterioration of the macula (the part of the eye that helps you see fine details) and can cause blindness. Lucentis is also approved in the United States to treat macular edema , or fluid buildup around the macula, that happens when there is a blockage in one or more of the small veins in the eye that carry blood away from the retina. In January 2011, Lucentis was approved in Europe to treat visual impairment due to diabetic macular edema (DME). DME is caused by an accumulation of fluid in the macula and often causes blurred vision. DME is a leading cause of blindness in the working-age population in most developed countries. Also in February 2011, Genentech reported positive results from one of two Phase 3 clinical trials using monthly Lucentis to treat DME. Compared to the control group, many more patients that were given Lucentis monthly achieved an improvement in vision of at least 15 letters on the eye chart at 24 months.

TYSABRI®:  Tysabri is a prescription medicine used to treat multiple sclerosis and Crohn’s disease in people who have not been helped by other medicines. Unfortunately, this medicine can increase the risk that the person may develop progressive multifocal leukoencephalopathy (PML), a rare viral infection of the brain that cannot be treated, prevented or cured. In December 2010, the makers of Tysabri, Biogen Idec and Elan, submitted regulatory documents to the European and U.S. authorities asking for approval to update the labels on Tysabri. Biogen Idec and Elan are asking to include a test to see if patients have any antibodies against JC virus (meaning the virus is present in the body), the virus responsible for PML, as one potential factor to help decide whether the patient is likely to develop PML.

The JC virus is very common in the general population, infecting 70 to 90 percent of humans; most people acquire JC virus in childhood or adolescence. The virus causes PML and other diseases only in cases of immunodeficiency, as in AIDS, or during treatment with drugs intended to induce a state of immunosuppression, or suppression of the immune system, such as Tysabri. Immunodeficiency or immunosuppression allows JCV to reactivate potentially causing PML.

PERTUZUMAB (not a licensed product):  Genentech is developing pertuzumab for the treatment of HER2-positive breast cancer. Pertuzumab is an investigational (not yet approved) targeted medicine known as a HER2 dimerization inhibitor, and blocks the pairing (dimerization) of HER2 proteins. By doing this, pertuzumab is thought to inhibit tumor growth. About 20-30 percent of breast cancer tumors are HER2 positive. HER2 stands for Human Epidermal growth factor Receptor 2. Each normal breast cell contains copies of the HER2 gene, which helps normal cells grow. The HER2 gene is found in the DNA of a cell, and this gene contains the information for making the HER2 protein. HER2-positive cells have more of the HER2 protein on them than healthy cells.

In December 2010, Genentech reported positive results from a Phase 2 trial where patients were given pertuzumab, Herceptin and the chemotherapy agent docetaxel before surgery to remove the tumor(s). The study tested the treatment regimen in women with early-stage, HER2-positive breast cancer. The data showed that pertuzumab and Herceptin plus docetaxel, given prior to surgery, significantly improved the rate of complete tumor disappearance in the breast by more than half when compared to Herceptin plus docetaxel. Based on these findings, Roche plans to initiate a Phase 3 study in HER2-positive early-stage breast cancer in 2011.

In closing, we will continue to evaluate alternatives to increase return for our stockholders and we will keep you apprised of our progress.

Sincerely,

/s/ John P. McLaughlin

John P. McLaughlin
President and Chief Executive Officer
PDL BioPharma, Inc.
March 2011

Forward-looking Statements
This document contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•	The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the United States versus manufactured or sold in the United States;
•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
•	Changes in any of the other assumptions on which PDL's projected royalty revenues are based;
•	Changes in foreign currency rates;
•	The outcome of pending litigation or disputes, including our current dispute with Genentech related to ex-U.S. sales of Genentech licensed products;
•	Positive or negative results in PDL’s attempt to acquire royalty-related assets; and
•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL’s filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the "Investors" section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.